Exhibit 99.2

Maison Solutions Releases Post-Acquisition Webinar Detailing Recent Expansion into Arizona

MONTEREY PARK, Calif. / ACCESSWIRE / April 19, 2024 / Maison Solutions Inc. ("Maison Solutions" or the "Company"), (NASDAQ: MSS), a U.S.-based specialty grocery retailer offering traditional Asian and international food and merchandise, today released a pre-recorded webinar providing additional information on the three recently acquired Arizona-based Lee Lee International Supermarket chain markets.

The webinar is available for replay via the investor relations section of the Company’s website.

About Maison Solutions Inc.

Maison Solutions Inc. is a U.S.-based specialty grocery retailer offering traditional Asian food and merchandise, particularly to members of Asian-American communities. The Company is committed to providing Asian fresh produce, meat, seafood, and other daily necessities in a manner that caters to traditional Asian-American family values and cultural norms, while also accounting for the new and faster-paced lifestyle of younger generations and the diverse makeup of the communities in which the Company operates. Since its formation in 2019, the Company has acquired equity interests in four traditional Asian supermarkets in the Los Angeles area, and has been operating them under the brand name HK Good Fortune. To learn more about Maison Solutions, please visit the Company's website at www.maisonsolutionsinc.com. Follow us on LinkedIn and X.

Cautionary Note Concerning Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the transaction giving Maison a base for further growth in the region, growing through new store openings and acquisitions, and adding approximately $70 million in revenue, which is subject to audit. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for its initial public offering filed with the SEC, copies of which are available on the SEC's website at www.sec.gov. Maison Solutions undertakes no obligation to update forward-looking statements for revisions or changes after the date of this release, except as required by law.

Investor Relations and Media Contact:

Gateway Group, Inc.

+1-949-574-3860

MSS@gateway-grp.com